Exhibit 21.1

Subsidiaries of the Registrant

Walgreen Boots Alliance, Inc., (Registrant) has the following subsidiaries:

1. The Registrant’s wholly owned subsidiary, Ontario Merger Sub, Inc., incorporated under the laws of the State of Illinois (“Merger Sub”)